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                                                                   Exhibit 10.28

                             BUSINESS LOAN AGREEMENT

                  This Agreement, dated as of February 28, 2003, is between Bank of America, N.A. (the "Bank") and Charlotte Russe, Inc., a California corporation (the "Borrower").

1.       FACILITY NO. 1: LINE OF CREDIT AMOUNT AND TERMS

1.1      Line of Credit Amount.

(a) During the availability period described below, the Bank will provide a line of credit to the Borrower. The amount of the line of credit (as reduced pursuant to clause (d) below, the "Facility No. 1 Commitment") is Twenty-Five Million Dollars ($25,000,000).

(b) This is a revolving line of credit. During the availability period, the Borrower may repay principal amounts and reborrow them.

(c) The Borrower agrees not to permit the principal balance outstanding to exceed the Facility No. 1 Commitment. If the Borrower exceeds this limit, the Borrower will immediately pay the excess to the Bank upon the Bank's demand.

(d) The Borrower shall have the right to reduce the Facility No. 1 Commitment upon 3 days notice to the Bank so long as after giving effect to such reduction, the aggregate amount outstanding hereunder (including outstanding letters of credit and reimbursement obligations) shall not exceed the Facility No. 1 Commitment amount as so reduced.

1.2 Availability Period. The line of credit is available between the date of this Agreement and March 1, 2006, or such earlier date as the availability may terminate as provided in this Agreement (the "Facility No. 1 Expiration Date").

1.3      Repayment Terms.

(a) Except in respect of amounts bearing interest at an optional interest rate, the Borrower will pay interest on April 1, 2003, and then on the same day of each month thereafter on the principal outstanding under this line of credit (excluding the amount of any letter of credit outstanding) until payment in full of any principal outstanding under this line of credit. Any interest period for an optional interest rate (as described below) shall expire no later than the Facility No. 1 Expiration Date.

(b) The Borrower will repay in full all principal and any unpaid interest or other charges outstanding under this line of credit no later than the Facility No. 1 Expiration Date.

1.4      Interest Rate.

(a) The interest rate is a rate per year equal to the Bank's Prime Rate plus the Applicable Margin as defined below.

(b) The Prime Rate is the rate of interest publicly announced from time to time by the Bank as its Prime Rate. The Prime Rate is set by the Bank based on various factors, including the Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank's Prime Rate.

1.5 Optional Interest Rates. Instead of the interest rate based on the rate stated in the paragraph entitled "Interest Rate" above, the Borrower may elect the optional interest rates listed below for this Facility No. 1 during interest periods agreed to by the Bank and the Borrower. The optional interest rates

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shall be subject to the terms and conditions described later in this Agreement.
Any principal amount bearing interest at an optional rate under this Agreement is referred to as a "Portion." The following optional interest rates are available:

(a)      The LIBOR Rate plus the Applicable Margin as defined below.

(b)      The IBOR Rate plus the Applicable Margin as defined below.

1.6 Applicable Margin. The Applicable Margin shall be the following amounts per annum, based upon the Fixed Charge Coverage Ratio (as defined in the "Covenants" section of this Agreement), as set forth in the most recent compliance certificate received by the Bank as required in the Covenants section; provided, however, that, until the Bank receives the first compliance certificate or financial statement, such amounts shall be those indicated for pricing level 1 set forth below:

                                                          Applicable Margin
                                                   (in percentage points per annum)
Pricing                    Fixed Charge
 Level                    Coverage Ratio                   LIBOR/IBOR +                  PRIME +/-
--------------------------------------------------------------------------------------------------------
      1            Greater than or equal to 1.30
                   to 1.00                                       0.75                      -1.00
      2            Greater than or equal to 1.20
                   to 1.00 but less than 1.30 to
                   1.00                                          1.00                      -0.75
      3            Greater than or equal to 1.10
                   to 1.00 but less than 1.20 to
                   1.00                                          1.25                      -0.50

The Applicable Margin shall be in effect from the date the most recent compliance certificate or financial statement is received by the Bank until the date the next compliance certificate or financial statement is received; provided, however, that if the Borrower fails to timely deliver the next compliance certificate or financial statement, the Applicable Margin from the date such compliance certificate or financial statement was due until the date such compliance certificate or financial statement is received by the Bank shall be the highest pricing level set forth above.

1.7      Letters of Credit.

(a) During the availability period, at the request of the Borrower, the Bank will issue:

         (i) Commercial letters of credit with a maximum maturity of 180 days but not to extend more than 90 days beyond the Facility No. 1 Expiration Date. Each commercial letter of credit will require drafts payable at sight or up to 90 days after sight.

         (ii) Standby letters of credit with a maximum maturity of 365 days but not to extend more than 90 days beyond the Facility No. 1 Expiration Date. The standby letters of credit may include a provision providing that the maturity date will be automatically extended each year for an additional year unless the Bank gives written notice to the contrary.

(b) The aggregate amount of the letters of credit outstanding at any one time (including the drawn and unreimbursed amounts of the letters of credit) may not exceed Fifteen Million Dollars ($15,000,000) or the applicable proportionately reduced amount if the Borrower reduces the amount of the Facility No. 1 Commitment pursuant to Section 1.1(d).

(c) In calculating the principal amount available to be borrowed under the Facility No. 1 Commitment, the principal balance outstanding under such facility shall include the amount of any letters of

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         credit outstanding, including amounts drawn on any letters of credit and not yet reimbursed.

(d)      The Borrower agrees:

         (i) Any sum drawn under a letter of credit shall, unless repaid by the Borrower, be added to the principal amount outstanding under this Agreement. The amount will bear interest and be due as described elsewhere in this Agreement.

         (ii) If there is an event of default under this Agreement, to immediately prepay and make the Bank whole for any outstanding letters of credit.

         (iii) The issuance of any letter of credit and any amendment to a letter of credit is subject to the Bank's written approval and must be in form and content satisfactory to the Bank and in favor of a beneficiary acceptable to the Bank.

         (iv) To sign the Bank's form Application and Agreement for Commercial Letter of Credit or Application and Agreement for Standby Letter of Credit, as applicable.

         (v) To pay any issuance and/or other fees that the Bank notifies the Borrower will be charged for issuing and processing letters of credit for the Borrower, so long as such fees are consistent with that certain letter agreement of even date herewith between the Bank and the Borrower.

         (vi) To allow the Bank to automatically charge its checking account for applicable fees, discounts, and other charges.

2.       OPTIONAL INTEREST RATES

2.1 Optional Rates. Each optional interest rate is a rate per year. Interest will be paid on the last day of each interest period and, if such interest period is longer than 90 days, upon the expiration of 90 days from the commencement thereof. At the end of any interest period, the interest rate will revert to the rate stated in the paragraph entitled "Interest Rate" above, unless the Borrower has designated another optional interest rate for the Portion. No Portion will be converted to a different interest rate during the applicable interest period. Upon the occurrence of an event of default under this Agreement, the Bank may terminate the availability of optional interest rates for interest periods commencing after the default occurs.

2.2 LIBOR Rate. The election of LIBOR Rates shall be subject to the following terms and requirements:

(a) The interest period during which the LIBOR Rate will be in effect will be no shorter than 30 days and no longer than 180 days. The first day of the interest period must be a day other than a Saturday or a Sunday on which the Bank is open for business in New York and London and dealing in offshore dollars (a "LIBOR Banking Day"). The last day of the interest period and the actual number of days during the interest period will be determined by the Bank using the practices of the London inter-bank market.

(b) Each LIBOR Rate Portion will be for an amount not less than Five Hundred Thousand Dollars ($500,000).

(c) The "LIBOR Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

                           LIBOR Rate =     London Inter-Bank Offered Rate
                                            ------------------------------
                                             (1.00 - Reserve Percentage)

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         Where,

         (i) "London Inter-Bank Offered Rate" means the interest rate at which the Bank's London Banking Center, London, Great Britain, would offer U.S. dollar deposits for the applicable interest period to other major banks in the London inter-bank market at approximately 11:00 a.m. London time two (2) London Banking Days before the commencement of the interest period. A "London Banking Day" is a day on which the Bank's London Banking Center is open for business and dealing in offshore dollars.

         (ii) "Reserve Percentage" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

(d) The Borrower shall irrevocably request a LIBOR Rate Portion no later than 12:00 noon California time on the LIBOR Banking Day preceding the day on which the London Inter-Bank Offered Rate will be set, as specified above. For example, if there are no intervening holidays or weekend days in any of the relevant locations, the request must be made at least three days before the LIBOR Rate takes effect.

(e) The Bank will have no obligation to accept an election for a LIBOR Rate Portion if any of the following described events has occurred and is continuing:

         (i) Dollar deposits in the principal amount, and for periods equal to the interest period, of a LIBOR Rate Portion are not available in the London inter-bank market; or

         (ii) the LIBOR Rate does not accurately reflect the cost of a LIBOR Rate Portion.

(f) Each prepayment of a LIBOR Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid and a prepayment fee as described below. A "prepayment" is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement.

(g) The prepayment fee shall be in an amount sufficient to compensate the Bank for any loss, cost or expense incurred by it as a result of the prepayment, including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Portion or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by the Bank in connection with the foregoing. For purposes of this paragraph, the Bank shall be deemed to have funded each Portion by a matching deposit or other borrowing in the applicable interbank market, whether or not such Portion was in fact so funded.

2.3 IBOR Rate. The election of IBOR Rates shall be subject to the following terms and requirements:

(a) The interest period during which the IBOR Rate will be in effect will be no shorter than 30 days and no longer than 180 days. The last day of the interest period will be determined by the Bank using the practices of the offshore dollar inter-bank market.

(b) Each IBOR Rate Portion will be for an amount not less than Five Hundred Thousand Dollars ($500,000).

(c) The "IBOR Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

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                           IBOR Rate =                   IBOR Base Rate
                                                         ----------------
                                               (1.00 - Reserve Percentage)

         Where,

         (i) "IBOR Base Rate" means the interest rate at which the Bank's Grand Cayman Banking Center, Grand Cayman, British West Indies, would offer U.S. dollar deposits for the applicable interest period to other major banks in the offshore dollar inter-bank market.

         (ii) "Reserve Percentage" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

(d) The Bank will have no obligation to accept an election for an IBOR Rate Portion if any of the following described events has occurred and is continuing:

         (i) Dollar deposits in the principal amount, and for periods equal to the interest period, of an IBOR Rate Portion are not available in the offshore dollar inter-bank market; or

         (ii) the IBOR Rate does not accurately reflect the cost of an IBOR Rate Portion.

(e) Each prepayment of an IBOR Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee as described below. A "prepayment" is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement.

(f) The prepayment fee shall be in an amount sufficient to compensate the Bank for any loss, cost or expense incurred by it as a result of the prepayment, including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Portion or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by the Bank in connection with the foregoing. For purposes of this paragraph, the Bank shall be deemed to have funded each Portion by a matching deposit or other borrowing in the applicable interbank market, whether or not such Portion was in fact so funded.

3.       FEES AND EXPENSES

3.1      Fees.

(a) Loan Fee. The Borrower agrees to pay a loan fee in the amount of Sixty-Two Thousand Five Hundred Dollars ($62,500). This fee is due on the date of this Agreement.

(b) Unused Commitment Fee. The Borrower agrees to pay a fee on any difference between the Facility No. 1 Commitment and the amount of credit it actually uses, determined by the average of the daily amount of credit outstanding during the specified period. The fee will be calculated at 0.25% per year. For purposes of this paragraph, the calculation of credit outstanding shall include the issued and undrawn amount of letters of credit.

         This fee is due in arrears on March 31, 2003, on the last day of each subsequent calendar quarter through December 31, 2005, and on the Facility No. 1 Expiration Date.

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(c)      Waiver Fee. If the Bank, at its discretion, agrees to waive or amend any terms of this Agreement, the Borrower will, at the Bank's option, pay the Bank a fee for each waiver or amendment in an amount advised by the Bank at the time the Borrower requests the waiver or amendment. Nothing in this paragraph shall imply that the Bank is obligated to agree to any waiver or amendment requested by the Borrower. The Bank may impose additional requirements as a condition to any waiver or amendment.

(d) Late Fee. To the extent permitted by law, the Borrower agrees to pay a late fee in an amount not to exceed four percent (4%) of any payment that is more than fifteen (15) days late. The imposition and payment of a late fee shall not constitute a waiver of the Bank's rights with respect to the default.

3.2 Expenses. The Borrower agrees to immediately repay the Bank for expenses that include, but are not limited to, filing, recording and search fees, appraisal fees, title report fees, and documentation fees.

3.3      Reimbursement Costs.

(a) The Borrower agrees to reimburse the Bank for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable attorneys' fees, including any allocated costs of the Bank's in-house counsel to the extent permitted by applicable law.

(b) The Borrower agrees to reimburse the Bank for the cost of periodic field examinations of the Borrower's books, records and collateral, and appraisals of the collateral, at such intervals as the Bank may reasonably require. The actions described in this paragraph may be performed by employees of the Bank or by independent appraisers.

4.       DISBURSEMENTS, PAYMENTS AND COSTS

4.1      Disbursements and Payments.

(a) Each payment by the Borrower will be made in immediately available funds by direct debit to a deposit account as specified below or by mail to the address shown on the Borrower's statement or at one of the Bank's banking centers in the United States.

(b) Each disbursement by the Bank and each payment by the Borrower will be evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.

4.2      Telephone and Telefax Authorization.

(a) The Bank may honor telephone or telefax instructions for advances or repayments or for the designation of optional interest rates and telefax requests for the issuance of letters of credit given, or purported to be given, by any one of the individuals authorized to sign loan agreements on behalf of the Borrower, or any other individual designated by any one of such authorized signers.

(b) Advances will be deposited in and repayments will be withdrawn from account number 1450802607 owned by the Borrower, or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower.

(c) The Borrower will indemnify and hold the Bank harmless from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions the Bank reasonably believes are made by any individual authorized by the Borrower to give such instructions. This paragraph will survive this Agreement's termination, and will benefit the Bank and its officers,

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         employees, and agents.

4.3      Direct Debit.

(a) The Borrower agrees that interest and principal payments and any loan fees will be deducted automatically on their due date from account number 1450802607 owned by the Borrower or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower (as applicable, the "Loan Debit Account").

(b) The Borrower further agrees that all reimbursement obligations, fees and other liabilities of the Borrower to the Bank relating to commercial letters of credit will be deducted automatically on their due date from account number 1459503029 owned by the Borrower or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower (as applicable, the "Letter of Credit Account").

(c) The Borrower will maintain sufficient funds in the Loan Debit Account and the Letter of Credit Account on the dates the Bank enters debits authorized by this Agreement. If there are insufficient funds in either the Loan Debit Account or the Letter of Credit Account on the date the Bank enters any debit authorized by this Agreement, the Bank may reverse the debit.

4.4 Banking Days. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in the state where the Bank's lending office is located, and, if such day relates to amounts bearing interest at an offshore rate (if any), means any such day on which dealings in dollar deposits are conducted among banks in the offshore dollar interbank market. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

4.5 Interest Calculation. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used. Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid.

4.6 Default Rate. Upon the occurrence of any default under this Agreement, all amounts outstanding under this Agreement, including any interest, fees, or costs which are not paid when due, will at the option of the Bank bear interest at a rate which is 6.0 percentage point(s) higher than the rate of interest otherwise provided under this Agreement. This may result in compounding of interest. This will not constitute a waiver of any default.

5.       CONDITIONS

The Bank must receive the following items, in form and content acceptable to the Bank, before the closing under this Agreement:

(a) Authorizations. Evidence that the execution, delivery and performance by the Borrower and each guarantor of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

(b) Governing Documents. A copy of the organizational documents of the Borrower and each guarantor.

(c) Guaranties. Guaranties signed by each of the following affiliates of the Borrower: Charlotte Russe Holding, Inc., a Delaware corporation (the "Parent"); Charlotte Russe Merchandising, Inc., a California corporation; and Charlotte Russe Administration, Inc., a California corporation.

(d) Good Standing. Certificates of good standing for the Borrower and each guarantor from their respective states of formation and from any other state in which the Borrower or any guarantor is required to qualify to conduct its business.

(e) Legal Opinion. A written opinion from legal counsel to the Borrower and the guarantors, covering such matters as the Bank may require.

(f) Insurance. Evidence of insurance coverage, as required in the "Covenants" section of this Agreement.

(g) Payment of Fees. Payment of all accrued and unpaid expenses incurred by the Bank as required by the paragraph entitled "Reimbursement Costs."

6.       REPRESENTATIONS AND WARRANTIES

When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties as to itself and each of the guarantors. Each request for an extension of credit constitutes a renewal of these representations and warranties as of the date of the request:

6.1 Formation. The Borrower and each guarantor are duly formed and existing under the laws of their respective states of incorporation.

6.2 Authorization. This Agreement, and any instrument or agreement required hereunder, are within the powers of the Borrower and each guarantor party to such other instrument or agreement, have been duly authorized, and do not conflict with the organizational papers of the Borrower and such guarantors.

6.3 Enforceable Agreement. This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable against Borrower or the applicable guarantor party thereto, in each case, except to the extent that enforceability may be limited by bankruptcy, insolvency or similar laws, or principles of equity.

6.4 Good Standing. In each state in which the Borrower or any guarantor does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

6.5 No Conflicts. This Agreement does not conflict with any law, agreement, or obligation by which the Borrower or any guarantor is bound.

6.6 Financial Information. All financial and other information that has been or will be supplied to the Bank is complete and correct and fairly presents the Borrower's (and any guarantor's) financial condition, including all material contingent liabilities as of such date and for such period in accordance with GAAP consistently applied. Since the date of the most recent financial statement provided to the Bank, there has been no material adverse change in the business condition (financial or otherwise), operations, properties or prospects of the Borrower (or any guarantor).

6.7 Lawsuits. There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower or any guarantor which, if lost, would materially impair the financial condition of the Borrower or such guarantor, or the ability of the Borrower to repay the loan, except as have been disclosed in writing to the Bank.

6.8 Permits, Franchises. The Borrower and the guarantors possess all material permits, memberships, franchises, contracts and licenses required and all material trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable them to conduct the business in which they are now engaged in each case, other than any such rights the failure of which to possess could not reasonably be expected to have a material adverse effect on the Borrower and the guarantors taken as a whole.

6.9 Other Obligations. Neither the Borrower nor any guarantor is in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, except as have been disclosed in writing to the Bank.

6.10 Tax Matters. The Borrower has no knowledge of any pending material assessments or adjustments of its income tax or the income tax of the Parent for any year and all taxes due have been paid, except as have been disclosed in writing to the Bank.

6.11 No Event of Default. There is no event which is, or with notice or lapse of time or both would be, an event of default under this Agreement.

6.12 Insurance. The Borrower has obtained, and maintained in effect, the insurance coverage required in the "Covenants" section of this Agreement.

6.13 Compliance with Laws. The Borrower and each guarantor are in material compliance with all applicable laws and regulations.

7.       COVENANTS

The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

7.1 Use of Proceeds. To use the proceeds of Facility No. 1 only for working capital and general corporate purposes, including repurchases of shares of the capital stock of the Parent.

7.2 Financial Information. To provide the following financial information and statements in form and content reasonably acceptable to the Bank, and such additional information as requested by the Bank from time to time:

(a) Within 90 days after the end of each fiscal year of the Parent, the consolidated annual financial statements of the Parent. These financial statements must be audited (with an opinion reasonably satisfactory to the Bank) by a Certified Public Accountant reasonably acceptable to the Bank. For significant subsidiaries of the Parent, the Borrower shall also prepare and deliver to Bank consolidating schedules.

(b) Within 45 days after the end of each fiscal quarter of the Parent (except in the case of the last fiscal quarter in each fiscal year), the Parent's quarterly financial statements. These financial statements may be prepared by the Parent on a consolidated basis.

(c) Within 120 days after the end of each fiscal year of the Parent, a copy of the management letter in conjunction with the annual audit of the Parent's fiscal year-end financial statements prepared by the Parent's independent auditor.

(d) A copy of each Form 10-K Annual Report of the Parent within 90 days after the end of each fiscal year of the Parent and a copy of each Form 10-Q Quarterly Report of the Parent within 45 days after the end of each fiscal quarter of the Parent.

(e) Financial projections by quarter for each fiscal year of the Borrower and the guarantors on a consolidated basis, including balance sheets, income statements, cash flow statements and capital expenditure projections, specifying the assumptions used in creating the projections and otherwise in form and substance acceptable to the Bank. The projections for each fiscal year shall be provided to the Bank no later than 60 days after the start of such fiscal year of the Parent.

(f) Within the period(s) provided in subsections (a) and (b) above, a compliance certificate of the Borrower signed by an authorized financial officer of the Borrower setting forth (i) the information and computations (in sufficient detail) to establish that the Borrower is in compliance with all financial covenants at the end of the period covered by the financial statements then being

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         furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement and, if any such default exists, specifying the nature thereof and the action the Borrower is taking and proposes to take with respect thereto.

7.3 Adjusted Debt to EBITDAR Ratio. To cause the Parent to maintain on a consolidated basis a ratio of Adjusted Debt to EBITDAR for the twelve-month period ended on the date of determination of such ratio of not greater than 5.50:1.0. The Borrower's compliance with this covenant shall be tested at the end of each fiscal quarter of the Parent.

"Adjusted Debt" means all outstanding liabilities for borrowed money and other interest-bearing liabilities, including current and long term debt, plus eight
(8) times Rent Obligations for the period.

"Rent Obligations" means all obligations in respect of base and contingent rent and common area maintenance paid or due by the Parent or any of its subsidiaries during the period under any rental agreements or leases of real or personal property (other than capitalized leases).

"EBITDAR" means consolidated net income of the Parent and its subsidiaries for the period, plus, to the extent deducted in the calculation of such consolidated net income for the period and without duplication, the sum of (a) depreciation and amortization for the period, plus (b) income tax expense for the period, plus (c) consolidated total interest expense paid or accrued during the period, plus (d) write offs, fees and expenses incurred by the Parent and its subsidiaries during the period in connection and associated, with the closing of up to ten (10) Charlotte's Room stores in an aggregate cash amount of up to $2,500,000 and in an aggregate total amount of up to $6,000,000 for the fiscal quarter accounting periods ended on or about March 31, 2003 through on or about September 30, 2004 plus (e) Rent Obligations for such period.

7.4 Fixed Charge Coverage Ratio. To maintain on a consolidated basis a Fixed Charge Coverage Ratio of at least 1.10:1.0. The Borrower's compliance with this covenant shall be tested at the end of each fiscal quarter of the Parent.

"Fixed Charge Coverage Ratio" means the ratio of (a) for the twelve-month period ended as of the date of determination thereof, EBITDAR (as defined in paragraph
7.3 above) minus Capital Expenditures to (b) for the twelve-month period ended as of the date of determination thereof, the sum of interest expense plus Rent Obligations (as defined in paragraph 7.3 above).

"Capital Expenditures" means any expenditure for or related to fixed assets or purchased intangibles that is treated as a capital expenditure under generally accepted accounting principles; provided, however, Capital Expenditures shall not include: (i) for any twelve-month period that includes the fiscal quarter ending June 30, 2002, up to an aggregate amount of $6,700,000 of amounts paid or indebtedness incurred in connection with the Borrower's Ontario, California distribution center; or (ii) amounts paid or indebtedness incurred in respect of capital leases. Capital Expenditures shall be calculated (i) net of landlord allowances for the purchase, lease or other acquisition or construction of fixed assets, and (ii) in connection with the replacement or repair of any fixed asset, net of any cash sale or insurance proceeds received by the Parent or any of its subsidiaries in respect of a sale of or casualty involving the fixed asset which is replaced or repaired.

7.5 Other Debts. Not to have outstanding or incur, nor to permit the Parent or any other guarantor to have outstanding or incur, any direct or contingent liabilities or lease obligations (other than those to the Bank), or become liable for the liabilities of others, without the Bank's written consent. This does not prohibit:

(a) Acquiring goods, supplies, or merchandise on normal trade credit and other liabilities (not incurred through the borrowing of money or capitalized leases) incurred in the ordinary course of business.

(b) Endorsing negotiable instruments received in the usual course of business.

(c)      Obtaining surety bonds in the usual course of business.

(d) Liabilities, lines of credit and leases in existence on the date of this Agreement and leases entered into after the date hereof in the ordinary course of business (other than capitalized leases), as disclosed in writing to the Bank.

(e) Capital lease obligations in an aggregate outstanding amount at any time of up to $2,500,000 on a combined basis for the Borrower, the Parent and the other guarantors.

(f) Purchase-money indebtedness in an aggregate outstanding amount at any time of up to $1,000,000 on a combined basis for the Borrower, the Parent and the other guarantors.

(g) Inter-company payable obligations created in the ordinary course of business and consistent with past practices of the Borrower, the Parent and the other guarantors.

(h) Debt assumed in connection with acquisitions permitted under paragraph 7.14(b), subject to the dollar limitation on such debt under such paragraph.

(i) indebtedness in respect of judgments or awards that do not constitute an event of default under Section 8.7.

7.6 Other Liens. Not to create, assume, or allow, nor to permit the Parent or any other guarantor to create, assume or allow, any security interest or lien (including judicial liens) on property now or later owned by the Borrower, the Parent or any other guarantor, except:

(a)      Liens and security interests in favor of Bank.

(b) Liens for taxes not yet due and deposits and pledges made in connection with worker's compensation, unemployment insurance, old age pensions or other social security obligations.

(c) Liens outstanding on the date of this Agreement and disclosed in writing to the Bank.

(d) Additional purchase money security interests in assets acquired after the date of this Agreement, if the aggregate principal amount of debt outstanding at any time that is secured by such security interest does not exceed $1,000,000.

(e) Additional liens and security interests in assets leased after the date of this Agreement under capital leases, if the aggregate capital lease obligations outstanding at any time related to such assets does not exceed $2,500,000.

(f) Additional liens securing debt permitted under paragraph 7.5(h) or 7.5(i).

(g) Liens of carriers, warehousemen, mechanics and materialmen (i) less than 120 days old in respect of obligations not overdue or (ii) with respect to which the obligations related thereto (A) are contested by the Borrower in good faith by appropriate proceedings and the Borrower shall have set aside on its book adequate reserves with respect thereto or (B) do not exceed $100,000 for any individual lien or $500,000 in the aggregate for all such liens, provided that the Borrower will pay all such carriers, warehousemen, mechanics and materialmen forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor.

7.7 Dividends and Stock Repurchases. Not to, nor to permit the Parent or any of the other guarantors to, declare or pay any dividends on any of its shares, and not to purchase, redeem or otherwise acquire for value any of its shares, or create any sinking fund in relation thereto, except:

(a) so long as no event of default has occurred and is continuing, or would occur after giving effect thereto, cash and stock dividends and distributions in an aggregate value of up to $5,000,000 in any fiscal year, of which up to $2,500,000 in the aggregate in any fiscal year may consist of dividends or distributions payable in cash;

(b) so long as no event of default has occurred and is continuing, or would occur after giving effect thereto, repurchases of shares of capital stock of the Parent for aggregate purchase consideration in any fiscal year of up to $12,000,000; and

(c) with the prior written consent of the Bank, which shall not be unreasonably withheld, dividends, distributions or any such other transactions between or among the Borrower and the guarantors.

7.8 Transactions with Saunders Karp & Megrue. Neither the Borrower, the Parent nor any other guarantor shall make any loans, advances or payments to their affiliate Saunders Karp & Megrue other than: (i) an annual monitoring fee in an amount of up to $250,000 per year; (ii) other amounts in reimbursement of Sanders, Karp & Megrue's reasonable out-of-pocket expenses; and (iii) reimbursement of any expenses incurred by Sanders, Karp & Megrue in connection with any registered offerings by Saunders Karp & Megrue.

7.9      Maintenance of Assets.

(a) Not to sell, assign, lease, transfer or otherwise dispose of, or permit the Parent or any other guarantor to sell, assign, lease, transfer or otherwise dispose of, any part of its business or assets except: (i) asset sales or disposition in the ordinary course of business and consistent with past practices (excluding the termination of store leases); (ii) so long as no event of default has occurred, would be created or is continuing, other asset sales (including the termination of up to eight (8) store leases of the Borrower in any fiscal year); and (iii) the disposition, by closing, of up to ten (10) Charlotte's Room stores during the Borrower's fiscal year 2003.

(b) Not to sell, assign, lease, transfer or otherwise dispose of any assets for less than fair market value, or enter into any agreement to do so.

(c) Not to enter into any sale and leaseback agreement covering any of its fixed assets.

(d) To maintain and preserve all rights, privileges, and franchises the Borrower now has to the extent reasonably necessary for its business.

(e) To make any repairs, renewals, or replacements to keep the Borrower's properties in good working condition.

7.10 Investments. Not to, and not to permit the Parent or any other guarantor to, have any existing, or make any new, investments in any individual or entity, or make any capital contributions or other transfers of assets to any individual or entity, except for:

(a)      Existing investments disclosed to the Bank in writing.

(b) Investments in their respective current subsidiaries and any subsidiaries formed in accordance with Section 7.14(e), and with the prior written consent of the Bank, which shall not be unreasonably withheld, investments between or among the Borrower and the guarantors.

(c)      Investments in any of the following:

         (i) certificates of deposit, bankers' acceptances and money market mutual funds;

         (ii) U.S. treasury bills and other direct or guaranteed obligations of the federal government or any agency thereof;

         (iii) readily marketable securities (including commercial paper, but excluding restricted stock and stock subject to the provisions of Rule 144 of the Securities and Exchange

                 Commission).

(d)      Investments in acquisitions permitted under paragraph 7.14(b) below.

(e) Investments consisting of loans and advances to employees for moving, entertainment, travel and other similar expenses in the ordinary course of business not to exceed $100,000 in the aggregate at any time.

7.11 Loans. Not to, nor to permit any guarantor to, make any loans, advances or other extensions of credit to any individual or entity, except for:

(a)      Existing extensions of credit disclosed to the Bank in writing.

(b) Extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business to non-affiliated entities.

(c)      Transactions permitted under Section 7.10(e).

(d) With the prior written consent of the Bank, which shall not be unreasonably withheld, loans, transactions or other extensions of credit between or among the Borrower and the guarantors.

7.12     Intentionally Omitted.

7.13 Change of Ownership. Not to: (i) permit the Parent to cease to own 100% of all classes of voting shares of the Borrower (ii) permit any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (but excluding, collectively, The SK Equity Fund, L.P. and the SK Investment Fund, L.P. and their affiliates) to acquire beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Exchange Act) of thirty-five percent (35%) or more of the outstanding shares of common stock of the Parent; or (iii) permit during any period of twelve consecutive calendar months, individuals who were directors of the Parent on the first day of such period to cease to constitute a majority of the Board of Directors of the Parent. If any of the foregoing events occurs, then, so long as such event is continuing, the Bank may, by notice in writing to the Borrower, declare all amounts under this Agreement to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower.

7.14 Additional Negative Covenants. Not to, nor to permit any guarantor to, without the Bank's written consent:

(a) Except to the extent permitted in Section 7.14(b)(ii) below, enter into any consolidation, merger, or other combination, or become a partner in a partnership, a member of a joint venture, or a member of a limited liability company.

(b) Acquire or purchase a business or its assets other than: (i) the acquisition of assets in the ordinary course of business (which shall include the opening of new stores) consistent with past practices and so long as no event of default has occurred and is continuing or would result therefrom; and (ii) non-hostile acquisitions of the stock or assets of entities engaged primarily in the same line of business as the Borrower for total purchase consideration, including assumption of direct or contingent secured or unsecured debt, of up to $5,000,000 in any fiscal year of the Borrower, provided that with respect to any stock acquisition, the acquired entity shall either (x) concurrently with such acquisition, be merged with and into the Borrower, with the Borrower being the surviving entity or (y) comply with the requirements of Section 7.14(e).

(c) Engage in any business activities substantially different from the Borrower's present business.

(d)      Liquidate or dissolve the Borrower's business.

(e)      Create any additional subsidiaries unless:

         (i) one hundred percent (100%) of the capital stock or other equity interests of such subsidiary is owned by the Borrower or one of the guarantors;

         (ii) prior to the formation of such subsidiary, the Borrower shall notify the Bank thereof in writing; and

         (iii) such new subsidiary shall contemporaneously with its formation become a guarantor of all obligations hereunder and deliver to the Bank all such evidence of corporate or other authorization, legal opinions and other documentation as the Bank may reasonably request.

7.15     Notices to Bank. To promptly notify the Bank in writing of:

(a) Any lawsuit which if determined adversely to Borrower or the applicable guarantor would have a material adverse effect on the business, assets or prospects of the Borrower and the guarantors, taken as a whole.

(b) Any substantial dispute between any governmental authority and the Borrower (or any guarantor).

(c) Any event of default under this Agreement, or any event which, with notice or lapse of time or both, would constitute an event of default.

(d) Any material adverse change in the Borrower's and the guarantors' business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit, taken as a whole.

(e) Any change in the Borrower's name, legal structure, place of business, or chief executive office if the Borrower has more than one place of business.

(f) Any actual or contingent liabilities of the Borrower or any guarantor which are likely to have a material adverse effect on the business, assets or prospects of the Borrower and the guarantors, taken as a whole.

7.16     Insurance.

(a) General Business Insurance. To maintain insurance as is usual for the business in which it is engaged, including business interruption insurance acceptable to the Bank.

(b) Evidence of Insurance. Upon the request of the Bank, to deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

7.17 Compliance with Laws. To comply with the laws (including any fictitious name statute), regulations, and orders of any government body with authority over the Borrower's business except to the extent that any such failure to comply could not reasonably be expected to have a material adverse effect on the Borrower and the Guarantors, taken as a whole.

7.18 ERISA Plans. Promptly during each year, to pay and cause any subsidiaries to pay contributions adequate to meet at least the minimum funding standards under ERISA with respect to each and every Plan; file each annual report required to be filed pursuant to ERISA in connection with each Plan for each year; and notify the Bank within ten (10) days of the occurrence of any Reportable Event that might constitute grounds for termination of any capital Plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any Plan. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time. Capitalized terms in this paragraph shall have the meanings defined within ERISA.

7.19     Books and Records. To maintain adequate books and records.

7.20 Audits. To allow the Bank and its agents to inspect the Borrower's properties and examine, audit, and make copies of books and records at any reasonable time and, prior to the occurrence and continuance of an event of default, upon reasonable notice. If any of the Borrower's properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records.

7.21 Cooperation. To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

7.22 Bank as Principal Depository. To maintain the Bank as its principal depository bank, including for the maintenance of business, cash management, operating and administrative deposit accounts.

8.       DEFAULT AND REMEDIES

If any of the following events of default occurs, the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice. In addition, if any event of default occurs, the Bank shall have all rights, powers and remedies available under any instruments and agreements required by or executed in connection with this Agreement, as well as all rights and remedies available at law or in equity. If an event of default occurs under the paragraph entitled "Bankruptcy," below, with respect to the Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.

8.1 Failure to Pay. The Borrower fails to make a payment under this Agreement when due.

8.2 Other Bank Agreements. The Borrower (or any Obligor) or any of the Borrower's related entities or affiliates fails to meet the conditions of, or fails to perform any obligation under any other agreement the Borrower (or any Obligor) or any of the Borrower's related entities or affiliates has with the Bank or any affiliate of the Bank. For purposes of this Agreement, "Obligor" shall mean any guarantor.

8.3 Cross-default. Any event of default occurs under any agreement evidencing indebtedness for borrowed money in connection with, or if the creditor has the right to accelerate, any credit the Borrower (or any Obligor) has obtained from anyone else or which the Borrower (or any Obligor) has guaranteed in an amount exceeding Five Hundred Thousand Dollars ($500,000) individually or One Million Dollars ($1,000,000) in the aggregate.

8.4 False Information. The Borrower or any Obligor has given the Bank materially false or misleading information or representations.

8.5 Bankruptcy. The Borrower or any Obligor files a bankruptcy petition, a bankruptcy petition is filed against any of the foregoing parties, or the Borrower or any Obligor makes a general assignment for the benefit of creditors. The default, if caused by an involuntary bankruptcy petition, will be deemed cured if any bankruptcy petition filed against the Borrower or any Obligor is dismissed within a period of forty-five (45) days after the filing; provided, however, that the Bank will not be obligated to extend any additional credit to the Borrower during that period; and provided further that such cure opportunity will be terminated upon the entry of an order for relief in any bankruptcy case arising from such a petition.

8.6 Receivers. A receiver or similar official is appointed for a substantial portion of the Borrower's or any Obligor's business, or the business of the Borrower or any Obligor is terminated, or, if any Obligor is anything other than a natural person, such Obligor is liquidated or dissolved.

8.7 Judgments. Any final judgments or arbitration awards in excess of One Million Dollars ($1,000,000) are entered against the Borrower or any Obligor, or any settlement agreement in excess of One Million Dollars ($1,000,000) with respect to any litigation or arbitration is entered into by the Borrower or any Obligor, and remain undischarged, unsatisfied and unstayed for more than 30 days.

8.8 Material Adverse Change. A material adverse change occurs, or is reasonably likely to occur, in the Borrower's (or any Obligor's) business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

8.9 Government Action. Any government authority takes action that the Bank believes materially adversely affects the Borrower's or any Obligor's financial condition or ability to repay.

8.10 Default under Related Documents. Any event of default occurs under any guaranty or other document required by or delivered in connection with this Agreement or any such document is no longer in effect, or any guarantor purports to revoke or disavow its guaranty.

8.11 ERISA Plans. Any one or more of the following events occurs with respect to a Plan of the Borrower subject to Title IV of ERISA, provided such event or events could reasonably be expected, in the judgment of the Bank, to subject the Borrower to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, could have a material adverse effect on the financial condition of the Borrower and the guarantors, taken as a whole:

(a) A reportable event shall occur under Section 4043(c) of ERISA with respect to a Plan.

(b) Any Plan termination (or commencement of proceedings to terminate a Plan) or the full or partial withdrawal from a Plan by the Borrower or any ERISA Affiliate.

8.12 Other Breach Under Agreement. The Borrower fails to meet the conditions of, or fails to perform any obligation under, any term of this Agreement not specifically referred to in this Article. This includes any failure or anticipated failure by the Borrower to comply with any financial covenants set forth in this Agreement, whether such failure is evidenced by financial statements delivered to the Bank or is otherwise known to the Borrower or the Bank. Notwithstanding the foregoing, an event of default shall not be deemed to have occurred hereunder if the Borrower fails to comply with Section 7.1, 7.2, 7.12, 7.15., 7.16, 7.17, 7.18, 7.19, 7.20, 7.21 or 7.22 of this Agreement if such failure of compliance is unintentional, is capable of being cured, and is in fact cured within 30 days after notice from the Bank to the Borrower of its occurrence.

9.       ENFORCING THIS AGREEMENT; MISCELLANEOUS

9.1 GAAP. Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

9.2      California Law. This Agreement is governed by California law.

9.3 Successors and Assigns. This Agreement is binding on the Borrower's and the Bank's successors and assigns. The Borrower agrees that it may not assign this agreement without the Bank's prior consent. With the Borrower's prior consent absent the occurrence and continuance of an event of default and in the Bank's sole discretion following the occurrence and during the continuance of an event of default, the Bank may sell participations in or assign part or all of the loan to Eligible Assignees, in each case in minimum amounts of $5,000,000, and may exchange financial information about the Borrower with actual or potential participants or Eligible Assignees who agree to be bound by the confidentiality provisions hereof. If a participation is sold or all or a portion of the loan is assigned, the purchaser will have the right of set-off against the Borrower.

For the purpose of this Section 9.3, the term "Eligible Assignee" shall mean:
(a) any affiliate of the Bank; (b) any commercial bank having total assets of $1,000,000,000 or more; (c) any (i) savings bank, savings and loan association or similar financial institution or (ii) insurance company engaged in the business of writing insurance which, in either case (A) has total assets of $1,000,000,000 or more, (B) is engaged in the business of lending money and extending credit under credit facilities substantially similar to those extended under this Agreement and (C) is operationally and procedurally able to meet the obligations of the Bank hereunder to the same degree as a commercial bank; and (d) any other financial institution (including a mutual fund or other fund) having total assets of $1,000,000,000 or more which meets the requirements set forth in subclauses (B) and (C) of clause (c) above; provided that each Eligible Assignee must either (aa) be organized under the laws of the United States of America, any State thereof or the District of Columbia or (bb) be organized under the laws of the Cayman Islands or any country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of such a country, and (i) act hereunder through a branch, agency or funding office located in the United States of America and (ii) be exempt from withholding of tax on interest and deliver to the Borrower the requisite United States Internal Revenue Service form or forms evidencing such exemption.

9.4      Arbitration and Waiver of Jury Trial.

(a) This paragraph concerns the resolution of any controversies or claims between the parties, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this agreement (including any renewals, extensions or modifications); or (ii) any document related to this agreement (collectively a "Claim"). For the purposes of this arbitration provision only, the term "parties" shall include any parent corporation, subsidiary or affiliate of the Bank involved in the servicing, management or administration of any obligation described or evidenced by this agreement.

(b) At the request of any party to this agreement, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U.S. Code) (the "Act"). The Act will apply even though this agreement provides that it is governed by the law of a specified state.

(c) Arbitration proceedings will be determined in accordance with the Act, the applicable rules and procedures for the arbitration of disputes of JAMS or any successor thereof ("JAMS"), and the terms of this paragraph. In the event of any inconsistency, the terms of this paragraph shall control.

(d) The arbitration shall be administered by JAMS and conducted, unless otherwise required by law, in any U.S. state where real or tangible personal property collateral for this credit is located or if there is no such collateral, in the state specified in the governing law section of this agreement. All Claims shall be determined by one arbitrator; however, if Claims exceed Five Million Dollars ($5,000,000), upon the request of any party, the Claims shall be decided by three arbitrators. All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing. However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed and enforced.

(e) The arbitrator(s) will have the authority to decide whether any Claim is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis. For purposes of the application of the statute of limitations, the service on JAMS under applicable JAMS rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s). The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this agreement.

(f) This paragraph does not limit the right of any party to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or non-judicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

(g) The procedure described above will not apply if the Claim, at the time of the proposed submission to arbitration, arises from or relates to an obligation to the Bank secured by real property. In this case, all of the parties to this agreement must consent to submission of the Claim to arbitration. If both parties do not consent to arbitration, the Claim will be resolved as follows: The parties will designate a referee (or a panel of referees) selected under the auspices of JAMS in the same manner as arbitrators are selected in JAMS administered proceedings. The designated referee(s) will be appointed by a court as provided in California Code of Civil Procedure Section 638 and the following related sections. The referee (or presiding referee of the panel) will be an active attorney or a retired judge. The award that results from the decision of the referee(s) will be entered as a judgment in the court that appointed the referee, in accordance with the provisions of California Code of Civil Procedure Sections 644 and 645.

(h) The filing of a court action is not intended to constitute a waiver of the right of any party, including the suing party, thereafter to require submittal of the Claim to arbitration.

(i) By agreeing to binding arbitration, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Claim. Furthermore, without intending in any way to limit this agreement to arbitrate, to the extent any Claim is not arbitrated, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of such Claim. This provision is a material inducement for the parties entering into this agreement.

9.5 Severability; Waivers. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

9.6 Attorneys' Fees. The Borrower shall reimburse the Bank for any reasonable costs and attorneys' fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and in connection with any amendment, waiver, "workout" or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys' fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. In the event that any case is commenced by or against the Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys' fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case. As used in this paragraph, "attorneys' fees" includes the allocated costs of the Bank's in-house counsel.

9.7 Individual Liability. If the Borrower is a natural person, the Bank may proceed against the Borrower's business and non-business property in enforcing this and other agreements relating to this loan. If the Borrower is a partnership, the Bank may proceed against the business and non-business property of each general partner of the Borrower in enforcing this and other agreements relating to this loan.

9.8 One Agreement. This Agreement and any related security or other agreements required by this Agreement, collectively:

(a) represent the sum of the understandings and agreements among the Bank, the Borrower and the guarantor concerning this credit;

(b) replace any prior oral or written agreements among the Bank, the Borrower and the guarantors concerning this credit; and

(c) are intended by the Bank, the Borrower and the guarantors, as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail. Any reference in any related document to a "promissory note" or a "note" executed by the Borrower and dated as of the date of this Agreement shall be deemed to refer to this Agreement, as now in effect or as hereafter amended, renewed, or restated.

9.9 Indemnification. The Borrower will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (a) this

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

Agreement or any document required hereunder, (b) any credit extended or committed by the Bank to the Borrower hereunder, and (c) any litigation or proceeding related to or arising out of this Agreement, any such document, or any such credit. This indemnity includes but is not limited to attorneys' fees (including the allocated cost of in-house counsel). This indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys, and assigns. This indemnity will survive repayment of the Borrower's obligations to the Bank. All sums due to the Bank hereunder shall be obligations of the Borrower, due and payable immediately without demand.

9.10 Notices. Unless otherwise provided in this Agreement or in another agreement between the Bank and the Borrower, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax numbers listed on the signature page, or to such other addresses as the Bank and the Borrower may specify from time to time in writing. Notices and other communications shall be effective (i) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, (ii) if telecopied, when transmitted, or
(iii) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered.

9.11 Headings. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

9.12 Counterparts. This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

9.13 Confidentiality. The Bank agrees to hold any confidential information that it may receive from the Borrower pursuant to this Agreement in confidence, except for disclosure: (a) to any affiliate of the Bank; (b) to legal counsel and accountants for the Borrower or the Bank; (c) to other professional advisors to the Borrower or the Bank, provided that the recipient has accepted such information subject to a confidentiality agreement substantially similar to this
Section 9.13; (d) to regulatory officials having jurisdiction over the Bank; (e) as required by law or legal process, provided that the Bank agrees to notify the Borrower of any such disclosures unless prohibited by applicable law, or in connection with any legal proceeding to which the Bank and the Borrower are adverse parties; and (f) to another financial institution in connection with a disposition or proposed disposition to that financial institution of all or part of the Bank's interests hereunder or a participation interest in the Bank's interests hereunder, provided that the recipient has accepted such information subject to a confidentiality agreement substantially similar to this Section
9.13. For the purposes of the foregoing, "confidential information" shall mean any information respecting the Borrower or the guarantors reasonably considered by the Borrower to be confidential, other than (i) information previously filed with any governmental agency and available to the public, (ii) information previously published in any public medium from a source other than, directly or indirectly, the Bank, and (iii) the information previously disclosed by the Borrower to any person not associated with the Borrower which does not owe a professional duty of confidentiality to the Borrower and which has not executed an appropriate confidentiality agreement with the Borrower. Nothing in this Section shall be construed to create or give rise to any fiduciary duty on the part of the Bank to the Borrower.

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

This Agreement is executed as of the date stated at the top of the first page.

Bank of America, N.A.                           Charlotte Russe, Inc.

BY       /s/ KARIN S. BARNES                    BY       /s/ DANIEL T. CARTER
   -------------------------                       --------------------------
         Karin S. Barnes                                     Daniel T. Carter
         Senior Vice President                                  Treasurer

BY       /s/ MARY BEATTY                        BY       /s/ BERNARD ZEICHNER
   ---------------------                           --------------------------
         Mary Beatty                                         Bernard Zeichner
         Vice President                                         President

Address where notices to the Bank are to be     Address where notices to the
sent:                                           Borrower are to be sent:

450 "B" Street, Suite 1500                      4645 Morena Boulevard
San Diego, California 92101                     San Diego, California 92117
Facsimile:  (619) 515-7524                      Telephone:  (858) 587-1500
                                                Facsimile:  (858) 587-0619

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